                         LAURENTIAN CAPITAL CORPORATION

Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS


                                                           Three Months
                                                          Ended March 31,
                                                  -----------------------------
                                                        1994             1993
                                                  ----------       ----------
Shares outstanding                                 7,548,757         7,544,665
Number of days                                            90                 6

Shares outstanding                                                   7,548,757
Number of days                                                              84
                                                   ---------         ---------

  Weighted Average
  Shares Outstanding                               7,548,757         7,548,484
                                                 -----------       -----------
                                                 -----------       -----------

Net income from operations                       $ 2,228,188       $ 1,702,011

Net income from cumulative effect of
change in method of accounting for
income taxes                                               0           400,000
                                                 -----------       -----------

Total Net Income                                   2,228,188         2,102,011

   Less:

   Accrued Dividends
   on Preferred Stock                                 63,504            69,100
                                                 -----------       -----------


Adjusted Net Income                              $ 2,164,684       $ 2,032,911
                                                 -----------       -----------
                                                 -----------       -----------

Earnings Per Common Share:

   Net income from operations                     $     0.29        $     0.22

   Cumulative effect of change in
   method of accounting for income
   taxes                                                0.00              0.05
                                                 -----------       -----------

Per Share Amount                                  $     0.29        $     0.27
                                                 -----------       -----------
                                                 -----------       -----------
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The Company's Series A Redeemable Preferred Stock are considered to be common stock equivalents.  These shares were not included in the earnings per share computation because their effect was anti-dilutive.  Options granted to purchase the Company's common stock are also considered common stock equivalents.  These options were not included in the computation of earnings per share because their maximum possible dilution was not material.

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